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                                 EXHIBIT 10.53

                               LICENSE AGREEMENT

     This License Agreement (the 'Agreement') is made as of the 15th day of March, 1994 by and between Silvercup Studios Associates Limited Partnership ('Silvercup'), a Connecticut Limited Partnership, authorized to do business in the state of New York, with its principal offices located at 42-22 22nd Street, Long Island City, in the County of Queens, City of New York, State of New York, 11101, and Q2 Inc. ('Q2') a New York corporation with offices presently located at 745 Fifth Avenue, Suite 2403, New York, New York 10151.

     WHEREAS, Silvercup presently occupies and is empowered to grant licenses for the use of the building located at 42-22 22nd Street, Long Island City, New York 11101 a/k/a/ the Silvercup Studios (the 'Building'); and

     WHEREAS, at the Building, Silvercup provides broadcast and cable televison programming facilities including, but not limited to, studio, control, edit and storage facilities on a twenty-four hour per day, seven (7) day per week basis for use by broadcast and cable television programmers (collectively the 'Programming Facilities'); and


     WHEREAS, Silvercup wishes to allow Q2 to use and occupy a portion of the Programming Facilities ('the Q2 Programming Facilities') on the terms and conditions hereinafter set forth; and

     WHEREAS, at the Building, Silvercup also provides office space for use by, among others, the entities utilizing the Programming Facilities (the 'Office Space'); and

     WHEREAS, Silvercup wishes to allow Q2 to use and occupy a portion of the Office Space (the 'Q2 Office Space') on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.  License.

     Silvercup hereby grants to Q2: a) an exclusive license to use and occupy on a twenty-four hour per day, seven day per week basis, (i) the Q2 Programming Facilities which will consist of Studio 9 as shown on Exhibit 'A' (the 'Studio'), control, edit and graphics rooms located on the second floor of the Building as shown on Exhibit 'B' (collectively, the 'C, E & G Rooms'), including the control room equipment as shown on Exhibit 'C' ('Control Equipment'), edit equipment as shown on Exhibit 'D'('Edit Equipment'), graphics equipment as shown on Exhibit 'E' ('Graphics Equipment'), Studio 8 for storage as shown on Exhbit 'A' ('Show Control'), dressing rooms on mezzanine level as shown on Exhibit F and (ii) the Q2 Office Space consisting of the entire third floor, excluding only the caretaker's apartment as shown on Exhibit 'G', and b) a non-exclusive licenses to use all public areas in, near, adjacent or related to the Building which are reasonably necessary to enable Q2 to derive the benefits of the license granted hereunder ('Common Areas'). All of the Exhibits referred to in this Paragraph 1 are attached to and made a part of this Agreement. Control Equipment, Edit Equipment and Graphics Equipment are sometimes hereinafter collectively referred to as 'Programming Equipment'. The exclusive and non-exclusive licenses will sometimes hereinafter collectively be referred to as the 'License'.

2.  Term.

     The initial term ('Initial Term') of this Agreement will commence on March 15, 1994 ('Commencement Date') and expire at midnight on September 14, 1995 ('Expiration Date'), unless sooner terminated in accordance with this Agreement. Q2 will have the right to extend the Initial Term for one period of nine (9) months and fifteen (15) days and then two consecutive one (1) year terms (each such extension will hereinafter be referred to as a 'Subsequent Term'), upon notice to Silvercup at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term being extended, as the case may be. If extended, this Agreement will continue during each Subsequent Term upon the same terms and conditions set forth herein, except as may otherwise be expressly provided in this

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Agreement. The Initial Term and any and all Subsequent Terms will be referred to herein as the 'Term'.

3.  License Fee.

     A. Q2 will pay the following monthly license fee ('License Fee') to Silvercup for the License and all other rights granted to Q2 and services to be performed by Silvercup hereunder: (i) During the Initial Term, two hundred sixty-nine thousand ($269,000.00) dollars per month, (ii) During Subsequent Terms, if any, the License Fee shall increase by five (5%) percent during each twelve month period in accordance with the schedule attached hereto as Exhibit
H. Such payment will be made in advance to Silvercup at its address set forth above on the dates indicated on Exhibit H attached hereto. The first of such payments shall be made by check made payable to Silvercup Studios, Inc. on behalf of Silvercup to be endorsed to the order of Silvercup. The License Fee will commence on the Commencement Date. If the Term ends on a day other than the last day of a License Month (as hereinafter defined), then the License Fee for such fractional License Month will be prorated on the basis of 1/30th of the monthly License Fee for each day of such fractional License Month. License Month shall mean a period commencing on a specific date and ending on a date in the succeeding month which is one day prior to the specific period commencement date except for the period commencing June 15, 1996 and ending June 30, 1996 in which the proration during such period shall be based on 1/15th of the License Fee set forth for such period on Exhibit H. The parties acknowledge that the time periods set forth in this Agreement for the purpose of calculation of the License Fee increases does not correspond directly to the time period constituting Subsequent Terms hereunder.

     B. During the Term, in addition to the License Fee set forth in Paragraph 3A, above, Q2 will reimburse Silvercup in an amount equal to fifteen (15%) percent of any and all increases in Real Estate Taxes (as defined below) or Payments in Lieu of Real Estate Taxes covering the real property located in Queens County, City of New York, and designated as Block 427, Lots 27 and 60 on the Tax Map, above the Real Estate Taxes for the 1994-1995 fiscal tax year, whether any such increase results from a higher tax rate or an increase in the assessed valuation of the property, or both. 'Real Estate Taxes' shall mean (a) real estate taxes and assessments, whether general or special, transit taxes, business improvement district charges, levied or assessed against the land on which the building is located and the Building, by any governmental authority and (b) all water and sewer rents, meter charges, taxes and frontage assessed or imposed against the Building. Real Estate Taxes shall not include any penalties, fines, fees or interest charges arising out of the Real Estate Taxes and any federal, state, municipal, city or other income, profit, franchise, capital stock, estate or inheritance tax. All such payments will be appropriately pro-rated for any partial fiscal years in which the Initial Term or Subsequent Term, as applicable, will commence or expire based on the number of days during the then current term of the Agreement as such total bears to 365. Within sixty
(60) days after its receipt of the tax bills for each fiscal tax year, subsequent to the 1994-95 fiscal year, during the Term and with proof of payment of such Real Estate Tax, Silvercup wil provide notice of such increases to Q2 specifying the method of calculation of amounts due hereunder. Such notice will be accompanied by a copy of the applicable tax bill and such proof of payment. Amounts due hereunder will be payable by Q2 in twelve equal monthly installments commencing with the next License Fee payment made pursuant to Paragraph 3A, above, after receipt of such notice. Silvercup will immediately pay to Q2 the pro rata portion of any Real Estate Tax refunds for any period during the Term, net of expenses reasonably incurred by Silvercup in contesting Real Estate Taxes related to such refund, received by Silvercup or, at Q2's option, will credit such amount against the License Fee. In no event will Q2 be responsible for any payments of penalties, interest, fines or fees resulting from Silvercup's failure to timely file returns required and pay any taxes applicable to it.

     C. The License Fee payable by Q2 pursuant to this Agreement includes, inter alia, reimbursement to Silvercup for its cost of supplying and furnishing electrical service. During the Term, if the rates for supplying the Building with electricity published by the utility or municipality supplying the Building with same, shall be increased or decreased over the rates in effect as of the Commencement Date, Q2 shall reimburse Silvercup or be credited, as the case may be, fifteen (15%) percent of such increase or

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decrease. Within sixty (60) days of the earlier of its receipt of a rate increase or decrease from the utility or municipality supplying electrical service, or its receipt of a bill reflecting any such rate change, Silvercup will provide a copy of such notice or bill to Q2 along with the commencement date of same. Within fifteen (15) days of receipt by Q2 of each such notice or bill and specification of the method of calculation of amounts due hereunder and proof thereof, payment or credit, as applicable, shall be made in an amount equal to fifteen percent (15%) of adjusted rate multiplied by the current usage as indicated on the bill less the immediately preceding rate multiplied by the current usage as indicated on the bill.

     D. In the event that Silvercup will, at any time during the Term of this Agreement, construct an addition or expansion on to the Building the percentages set forth in Subparagraphs 3A and B, above, shall be equitably adjusted to reflect Real Estate Taxes and electricity attributable to such expansion or addition. In the event Q2 and Silvercup are unable to agree as to the calculation of such percentages, the matter shall be submitted to arbitration in New York City, New York, which arbitration the parties agree shall be final and binding as to these matters. American Arbitration Association rules shall apply to such arbitration.

4.  Alterations.

     A. Silvercup will, at its sole expense, provide (i) all materials, construction, installation and other work necessary for the use of operational Q2 Programming Facilities, as follows: (a) all work, materials and equipment set forth in Exhibits B, C, D E, F and G, (b) incandescent lighting instruments, dimmers and bulbs (which bulbs are to be replaced upon burnout by and at the expense of Q2) as set forth in Exhibit 'I' attached hereto (c) will arrange with a recognized and qualified third party provider for two fiber optic lines from the Building to what is commonly known in the New York Metropolitan Area television industry as 'the Switch', WTN or any other comparable designation selected by Q2 (the 'Fiber Optics'), and (d) a wall construction with a basic pipe lighting grid in Show Control creating an area for use by Q2 as an MOS insert stage as per Exhibit 'J', and (ii) the Q2 Office Space in broom clean condition, with Silvercup's standard HVAC distribution installation, as presently exists in Studio 42. Q2 at its expense will arrange with Silvercup or a third party for the demolition of the Q2 Office Space, other than in Studio
34. In addition, Silvercup will install in a portion of the Q2 Office Space, i.e., Silvercup's existing Studio 34, as shown in Exhibit 'G', ten (10) picture windows in appearance similar to those located, as of the date of this Agreement, in Studio 42 in the Building (the 'Windows'). Q2 will contribute $50,000 towards Silvercup's purchase and installation of the Windows, payable upon completion of installation of the Windows. Other than as expressly set forth in this Paragraph 4, the Q2 Office Space will be delivered in 'as-is' condition. Silvercup will use its best efforts to ensure that its obligrations under this Paragraph 4 will be fulfilled at the earliest time taking into consideration weather, material availability, occupancy by Q2 and other possible delays beyond Silvercup's control. If the Programming Facilities are not fully installed and operational by the Commencement Date, Silvercup will, at no additional cost to Q2, provide exclusive use to Q2 of a 40 foot truck from All-Mobile Video Inc., or similar mobile unit (the 'VD Truck') which will be fully equipped with programming equipment in good and operating working order comparable to that described in Paragraph 1, above by April 6, 1994.

     B. Q2, at its sole cost and expense, will be responsible for the construction of storage units in the Show Control space and the build out of the Q2 Office Space. Such installations will at all times be and remain the property of Q2 and may be removed by Q2 at any time during or upon the expiration of earlier termination of this Agreement. Q2 will have the right at any time during the Term to establish return video capabilities in the Q2 Programming Facilities and Q2 Office Space at its sole expense and to install its own telephone switch at the Building. Such installation and equipment shall be located within the space licensed hereunder. Q2 shall have the right to install, at its own expense, a satellite dish, having a diameter of approximately four feet, on the roof of the Buiding without charge, at a location designed by Silvercup. The location of said satellite dish will be changed by Q2 at the reasonable request of Silvercup, at Q2's expense.

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     C. At the commencement of the Term, the Q2 Office Space will be in the process of being altered by Q2 and not immediately available for Q2's use. Silvercup, at no additional expense to Q2, will provide Studio 42 as presently constituted and shown on the attached Exhibt K for temporary office space for Q2's exclusive use until May 31, 1994. Silvercup will provide electric current to one location in Studio 42 from which Q2 may arrange distribution of electric current to outlets throughout Studio 42.

     D. Notwithstanding anything to the contrary contained in this Agreement, in the event the control, edit and graphic rooms and Programming Equipment are not operational by September 15, 1994, Q2 may, at its option, terminate this Agreement by giving Silvercup notice on or before September 20, 1994 of such termination and this Agreement will cease and end without the payment by Q2 of the early termination fee as set forth in Paragraph 14 below, and without any further liability on the part of Q2, except for amounts due and owing hereunder at the time of such termination.

5.  Relocation.


     Silvercup will have the right to cause the broadcast production of Q2's programming to be relocated from Studio 9 to Studio 2 (as shown on Exhibit A attached hereto) and Show Control to be relocated from Studio to an equivalent storage area having the same or greater floor area, located on the north side of the Building (collectively the 'Relocation') provided that Silvercup will: a) provide to Q2 and Q2 will receive written notice of such Relocation at least five (5) months prior to the date of Relocation which notice will specify a schedule for the Relocation, b) bear the full cost and expense of the relocation of the physical contents and other property belonging to or used by Q2 and located in Studio 9 and Show Control, including strike and reset, c) provide Q2 Show Control space and Control Room adjacent to the relocated studio, and E and G Rooms of the same or greater floor area at such location on the first or second floors as designated by Silvercup, and d) schedule and execute the Relocation without interruption of the then current programming broadcast schedule, except to the extent of one interruption of up to 120 seconds. Silvercup and Q2 will execute an amendment to this Agreement confirming the Relocation prior to the Relocation. Upon completion of the Relocation, this Agreement will cease to cover the areas from which Q2 was relocated and shall automatically thereafter cover the areas to which Q2 has been relocated on the same terms and conditions in this Agreement in effect immediately before the relocation. Relocation space will also be referred to herein as 'Q2 Programming Facilities'.

6.  Maintenance, Repair and Replacement.

     Except as otherwise set forth in this Agreement, Silvercup will be responsible, at its sole expense, for the maintenance, operation and repair of the Building, including, but not limited to Common Areas, bathrooms and hallways, and those areas set under license to Q2. The maintenance will include, but is not limited to, janitorial services and trash removal for Q2's C, E, & G rooms and Q2 Office Space. Q2 will provide daily cleaning of Studio 9 and Show Control and will remove and place trash from those areas to the location designated by Silvercup for collection by Silvercup. Q2 will pay Silvercup for trash removal from the Q2 Show Control and Studio areas at its standard rate then being charged other licensees, or users of the Building. Silvercup will keep the Building, including all mechanical systems, structural and non-structural components thereof, in good condition, working order and repair throughout the Term. Silvercup will use its best efforts to promptly provide any required or necessary repairs, maintenance or replacements without interruption of Q2's broadcast programming schedule. Silvercup agrees to provide at all times during the Term, at no additional expense to Q2, back-up equipment in good condition and working order as shown on Exhibit L attached hereto. In the event that Silvercup fails to provide fully operating back-up equipment as set forth on Exhibit L within one-half ( 1/2) hour of failure of any such piece of equipment, Q2 may arrange with a third party for the same and deduct expenses incurred by Q2 in connecting therewith from the License Fee. In the event that Silvercup does not promptly provide any required or necessary repairs, maintenance or replacements, other than as set forth in the foregoing sentence, Q2 may arrange with a third party for the same and, with Silvercup's consent, may deduct expenses incurred in connection therewith from the License Fee.

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In the event that Q2 and Silvercup shall be unable to agree upon such deduction or the amount of any such deduction, the parties agree to submit the matter to arbitration in New York, New York under the rules of the American Arbitration Association. The determination of the arbitrators shall be final and binding on the parties.

7.  Utilities.

     Provided Q2 is not in default of the terms of this Agreement, Silvercup will provide, at no additional charge, all utilities, including, but not limited to, electricity, water and HVAC, on all days and hours during the Term. However, Silvercup shall not be responsible to Q2 in the event Con Edison or other providers of electricity or water shall fail to provide such utility to the Building, other than due to the acts or omissions of Silvercup.

8.  Security.

     Silvercup will, at its sole expense, provide one security person twenty-four (24) hour per day, seven (7) days per week for the Building at the main lobby located on 22nd Street as shown in Exhibit A attached hereto. All other entrances to the Building will be locked except when in use by Silvercup personnel or by other occupants of the Building.

9.  Control Room.

     Upon written request of Silvercup, Q2 may, at its discretion, agree effective only in writing, to permit Silvercup to use the Q2 control room and Control Equipment on a temporary basis. In that event, Silvercup will pay to Q2 an amount equal to the daily rate charged by Silvercup to other users of similar space, or such other fee as may be agreed upon in advance by Q2 and Silvercup. Q2 will invoice Silvercup and payment will be made by Silvercup to Q2, within thirty (30) days of the use date either by check or by deduction from the License Fee, as agreed upon in advance by the parties.

10.  Non-Studio Broadcast.

     A. If Q2 desires to broadcast its programming from the roof of the Building ('Roof') or other areas in and about the Building, excluding those areas licensed hereunder ('Other Areas'), Silvercup will use its best efforts to accommodate the request. If Q2 uses the Roof for broadcast purposes or if Q2 uses Other Areas for broadcast purposes, Q2 will pay to Silvercup the standard daily rate being charged by Silvercup to other users of the Roof or Other Areas. Silvercup will invoice Q2 for amounts, if any, due under this Paragraph 10A at the end of the month of actual use and payment will be due within thirty (30) days of receipt of such invoice. In the event Q2 uses the Roof or Other Areas, such use shall be solely at the risk of Q2 and Silvercup makes no representation that such use shall be permitted or proper use in accordance with the laws of the city and/or state of New York or any other governmental authority having jurisdiction over such location.

     B. If Q2 shall desire to use technical programming equipment (such as the Programming Equipment) or facilities outside of the Building, Silvercup is hereby granted the right to furnish such programming equipment or facilities on the same terms and conditions as those being offered by the supplier offering to provide such programming equipment or facilities to Q2, provided that Silvercup exercises its right to furnish such programming equipment and facilities within four (4) hours of Q2's notice to Silvercup, which notice may be oral or written. In the event Silvercup's response is not received by Q2 in writing signed by an authorized representative of Silvercup within said four (4) hour period, Q2 shall be free to have such programming components or facilities furnished by any other supplier. Notwithstanding the foregoing, in the event that circumstances exist such that a four (4) hour turnaround time is not practicable, in Q2's sole determination, for Q2 to accomplish its needs, Silvercup need not be notified by Q2 and Silvercup shall not have the right to match such other offer at Q2 may accept any Silvercup offer. Further, anything in this Article 10B to the contrary notwithstanding, Q2 shall have the absolute right not to use Silvercup to furnish such programming equipment or facilities, if Q2 determines, in its sole and absolute discretion, that Silvercup is not

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qualified to provide same. Q2's determinations under this Subparagraph 10B shall be final and binding upon the parties. Excluded from the provision of this Subparagraph 10B are tapes provided by third parties to Q2.

11.  Parking.

     Employees, guests and invitees of Q2 shall have the same right to park in the Building's parking lot located across the street from the Building, on a non-exclusive 'first come, first serve' basis, as all other licensees, and visitors of the Building. Silvercup acknowledges that the Building's parking lot is currently leased by Silvercup from the City of New York under a lease which is cancellable by the City of New York on thirty (30) days notice.

12.  Transportation Allowance.

     Silvercup will contribute one-half (1/2) of the cost, but in no event more than ten thousand ($10,000.00) dollars per each twelve month period during the Term, commencing on the Commencement Date, towards Q2's use of a bus, van, or similar multi-person vehicle as and for transportaion of Q2's personnel from the Building to a location, and during such hours during the Term as may be determined by Q2. Such amounts shall be due and payable by Silvercup to Q2 on a monthly basis (1/12 of the annual amount) commencing on the first of the month after receipt of an invoice therefor and shall be due to Q2 without further invoice therefor on the first of each month thereafter during each such twelve month period. Any use of such multi-perosn vehicle shall be, as between Q2 and Silvercup, contracted for solely in the name of Q2.

13.  Twenty-Four (24) Hour Service.

     Silvercup will provide its standard building maintenance, security and studio services in no event less than as enumerated on Exhibit 'M', twenty-four
(24) hours per day, seven (7) days per week. Silvercup employees, agents and contractors performing such services will not be deemed for any purposes whatsoever to be Q2 employees.

14.  Early Termination.


     A. Q2 will have the right to terminate this Agreement early, without cause, upon the following terms and conditions: a) at any time after the end of the first six (6) months of the Initial Term but prior to the end of the twelfth month of the Initial Term by forwarding written notice to Silvercup of Q2's intention to terminate at least ninety (90) days prior to such termination, accompanied by the payment to Silvercup of a termination fee of $618,000 which sum is to be reduced by the sum of $51,500 for each month that Q2 does not terminate this Agreement after six (6) months and up to twelve (12) months (i.e., if Q2 terminates as of the twelfth month, the fee to be paid is $309,000; and b) at any time after the end of the first twelve (12) months of the Initial Term but prior to the Expiration Date by forwarding written notice to Silvercup of Q2's intention to terminate at least ninety (90) days prior to such termination accompanied by payment to Silvercup of a termination fee of $309,000 which sum is to be reduced by the sum of $51,500 for each month that Q2 does not terminate this Agreement after twelve (12) months and up to eighteen (18) months (i.e., if Q2 terminates after the fifteenth month, the fee to be paid is $154,500). The right to early termination provided for in Subparagraph 14A is only available to Q2 provided Q2 shall cease broadcasting for a period of one year from the date of such termination.

     B. If Q2 extends the Initial Term or any Subsequent Term of this Agreement pursuant to Paragraph 2, above, Q2 will have the similar right to terminate this Agreement during each Subsequent Term by providing written notice to Silvercup at least ninety (90) days prior to such termination accompanied by the payment to Silvercup of a termination fee of $50,000.

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15.  Signage and Publicity.

     Q2 may install signs inside and outside the Building, with the prior written approval of Silvercup, provided that such signs comply with all applicable New York City rules and regulations. Neither party will issue any publicity or press release regarding the other party or such party's activities hereunder without first obtaining the prior written consent of such other party.

16.  Default.

     A. If Q2 defaults in fulfilling any of the covenants of this Agreement or if this Agreement is rejected under Article 365 of Title II of the U.S. Code (hereinafter referred to as the 'Bankruptcy Code') or any similar or successor provisions; then, in any one or more of such events, upon Silvercup serving a written (i) eight (8) day notice for monetary default and (ii) thirty (30) day notice for non-monetary default specifying the nature of such default, and upon the expiration of the applicable notice period, if Q2 will have failed to remedy such default, or if such default shall be non-monetary and of a nature that the same cannot be completely remedied within such thirty (30) day period, and if Q2 will have diligently commenced during such default within such thirty (30) day period and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then this Agreement and the Term hereunder will end and expire and Q2 will then quit and surrender the Q2 Programming Facilities and Office Space licensed hereunder to Silvercup or if Q2 shall fail to quit and surrender, Silvercup may without notice reenter the Q2

Programming Facilities and Q2 Office Space by force or otherwise and remove Q2's effects and hold such Q2 Programming Facilities and Q2 Office Space as if this Agreement had not been made. Such termination shall not relieve the obligations of Q2 hereunder. The curative periods herein set forth shall include Saturdays, Sundays, or public holidays under the laws of the State of New York.

     B. In the event that this Agreement is rejected by Silvercup under Article 365(h) of the Bankruptcy Code or similar provision contained in the Bankruptcy Code, then Q2 shall be afforded the same rights as if Q2 were a lessee of the Q2 Programming Facilities and Q2 Office Space. Notwithstanding the terms and conditions of this Paragraph 16, in the event that Silvercup serves a notice of non-monetary default upon Q2, and Q2 shall dispute such determination, the parties agree to submit such dispute for settlement to the American Arbitration Association in New York, New York and all cure periods set forth above will be tolled and will not commence until ten (10) days after receipt by Q2 of the arbitrator's decision that Q2 is in default. The parties agree that such arbitrator's determination shall be final and binding.

17.  Restoration of Premises.

     At the expiration of the Term, Q2 shall restore the Q2 Programming Facilities and Q2 Office Space, at the option of Silvercup, to the state and condition of such facilities at the commencement of this Agreement reasonable wear and tear and damage by fire or other casualty not occurring through the negligence of Q2 or its employees excepted. Q2 shall have the right to remove all personal property, trade fixtures, apparatus and improvements belonging to or installed by Q2 provided that any damage caused to the Building by such removal be repaired at Q2's expense. Any improvements, or alterations may remain without restoration of the space to its original condition upon the written consent of Silvercup.

18.  Advanced Payment.

     A. Q2 will deposit with Martin B. Epstein, Esq. ('Escrowee') by check made payable to Silvercup Studios Inc. on behalf of Silvercup to be endorsed to the order of Martin B. Epstein, as attorney, upon full execution of this Agreement, the sum of $618,000 as an advance payment for Q2's obligations hereunder including but not limited to the termination fee provided for in Paragraph 14 ('Advanced Payment'). Commencing on September 1, 1994, Silvercup will credit Q2 $34,333 per month toward the License Fee and other obligations due from Q2 to Silvercup until such time as $412,000 will have been credited to Q2 and $206,000 will remain as an Advance Payment against

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obligations of Q2 due to Silvercup at the expiration of the Term as shown on
Exhibit H. If Q2 defaults in respect of any of the terms, provisions and conditions of this Agreement, after expiration of all cure periods and provided that Silvercup has properly terminated this Agreement, Silvercup may use, apply or retain the whole or any part of the Advance Payment to the extent required for the payment of any License Fee or any other sum as to which Q2 is in default or for any sum which Silvercup may reasonably expend or reasonably be required to expend by reason of Q2's default. In the event that Q2 will faithfully comply with all of the terms and conditions of this Agreement, the portion of the Advance Payment which has not been credited against the License Fee, increased by five (5%) percent per year for each 12 month period that has occurred after the Initial Term, and after deduction of any applicable termination fee, pursuant to Paragraph 14, and estimated restoration charges as provided in Paragraph 17 in an amount which shall be equal the average of one estimate provided by each party for the cost of such restoration, will be credited against the License Fee for the last month of use and within thirty (30) days after Q2 has vacated the Q2 Programming Facilities and Q2 Office Space, the parties hereto will adjust all money due and owing.

     B. The Escrowee shall hold the Advance Payment in a separate escrow account at National Westminster Bank, Scarsdale, New York which account shall earn interest payable by said bank on such accounts, which interest shall belong to Silvercup. The Advance Payment shall be disbursed by Escrowee to Silvercup, from time to time, on the basis of a requisition signed by an officer of its corporate general partner, which shall state: (a) that funds have been expended by Silvercup in connection with the Q2 Programming Facilities and Q2 Office Space; (b) the nature of such expenditure and (c) the amount of such expenditure along with an invoice therefor. Upon receipt of such requisition and invoice, Escrowee, without determining the accuracy or validity thereof, may issue checks equal to the amount of such expenditure until all of the Advance Payment, and any interest earned thereon has been disbursed.

     In the event the Advance Payment and interest earned thereon has not been fully disbursed by the end of the Term, it shall be paid over to Q2.

     The Parties acknowledge that the Escrowee is holding the Advance Payment for Q2's account, for all other purposes Escrowee is acting as a Stakeholder at their request and for their convenience, and that Escrowee shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of Escrowee. Q2 and Silvercup, jointly and severally, agree to defend, indemnify and hold Escrowee harmless from and against all costs, claims, and expenses (including reasonable attorney's fees) incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

     Escrowee may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by him and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

     Escrowee shall be permitted to act as counsel for Silvercup in any dispute as to the disbursement of the Advance Payment or any other dispute between the parties whether or not Escrowee is in possession of the Advance Payment and continues to act as Escrowee.

19.  Notices.


     All notices and other communications hereunder will be in writing and will be deemed given when delivered personally, by reputable overnight courier or by facsimile transmission or on the third succeeding business day after being mailed by registered or certified mail, return-receipt requested to the appropriate party at its address below (or such other address for such party as will be specified by notice delivered pursuant hereto):

If to Silvercup:    Silvercup Studios, Inc.
                    42-22 22nd Street
                    Long Island City, New York 11101
                    Attn: Alan or Stuart Suna

with a copy to:     Martin B. Epstein, Esq.
                    50 Main Street, Suite 1000
                    White Plains, New York 10606

If to Q2:           Q2 Inc.
                    42-22 22nd Street
                    Long Island City, New York 11101
                    Attn: Ann Sardini, Chief Financial Officer
                          and
                          Clayton Gsell, V.P. Broadcast Operations

with a copy to:     Q2 Inc.
                    c/o QVC Network, Inc.
                    1365 Enterprise Drive
                    West Chester, Pennsylvania 19380
                    Attn: Neal S. Grabell, General Counsel

20.  Representations and Warranties.

     A. Q2 represents, warrants and covenants to Silvercup, its successors and permitted assigns that (i) it is a corporation in good standing, duly organized and validly existing under the law of its state of incorporation and is authorized to do business in the state of New York, (ii) it has the power and authority to own its own assets and to carry on its business as now being conducted, (iii) it has the power to execute, deliver and perform this Agreement, and (iv) the execution, delivery and performance by it of this Agreement has been duly authorized by all requisite corporate action and will not violate or contravene any provision of law applicable to it, any order of any court or other agency of the United States or any state thereof applicable to it, its certificate of incorporation or by-laws or any provision of any agreement or instrument to which it is a party or by which it is bound.

     B. Silvercup represents, warrants and covenants to Q2 its successors and permitted assigns that:

     (i) It is a limited partnership in good standing, duly organized and validly existing under the laws of Connecticut and is authorized to do business in the State of New York;


     (ii) It has the power and authority to own its own assets and to carry on its business as now being conducted;

     (iii) It has the power to execute, deliver and perform this Agreement;

     (iv) The execution, delivery and performance by it of this Agreement has been duly authorized by all requisite action of its general partner, which general partner has been duly authorized to enter into this Agreement on its behalf, and will not violate or contravene any provision of law applicable to it, any order of any court or other agency of the United States or any state thereof applicable to it, its certificate or any provision of any agreement or instrument to which it is a party or by which it is bound;

     (v) Any and all construction, alterations, repairs, replacements or other work to be performed by Silvercup under this Agreement will be performed in a good, workmanlike and timely manner in accordance with this Agreement, and the Programming Equipment will be in good working order in accordance with this Agreement;

     (vi) Silvercup has entered into or will enter into a valid and binding written agreement with All Mobile Video Inc. regarding its obligations relating to providing Programming Equipment and VD Truck as set forth in this Agreement;

     (vii) There are no existing tax abatements for the Building or real property on which the Building is situated which are scheduled to or will expire during the Term;

     (viii) All Real Estate Taxes and assessments due and owing to any governmental authority by Silvercup in connection with the Building or the real property on which the Building is situated have been paid in full;

     (ix) Silvercup has and will maintain during the Term, all licenses and permits required or hereafter requested to permit Q2's use and occupancy of the Q2 Programming Facilities for the purpose contemplated herein;

     (x) To the best of Silvercup's knowledge, there are no changes pending in laws, ordinances or regulations that would adversely affect the current operation of the Building;

     (xi) Silvercup is not a party to a union contract or collective bargaining agreement;

     (xii) Other than Crossland Savings FSB, a federal stock savings bank having an address at 211 Montague Street, Brooklyn, New York; the Bank of New York, a banking corporation having an address at 21 West Street, New York, New York as successor to Long Island Trust Co., a trustee pursuant to that certain indenture of mortgage and trust -- Series B dated as of July 1, 1981 as amended; New York City Industrial Development Agency, a corporate governmental agency existing under the laws of the State of New York having an address at 110 William Street, New York, New York; Financial Services Corporation of New York City, a New York

not-for-profit corporation having an address at 110 Williams Street, New York, New York; Citytrust, a Connecticut bank and trust company having an address at 961 Main Street, Bridgeport, Connecticut; the City of New York, a municipal corporation of the State of New York having an address at City Hall, New York, New York; New York Job Development Authority with offices at 603 Third Avenue, New York, New York, and their respective successors or assigns there are no mortgages or ground leases encumbering the Building or the land on which it is situated.

     (xiii) Attached hereto as Exhibit N is a copy of the current Certificate of Occupancy for the Building which has not been revoked, modified or amended;

     (xiv) The Building and only the Building is designated on the Tax Map of the City of New York, County of Queens as Block 427, Lots 27 and 60.

     (xv) Attached hereto as Exhibit O are true and correct copies of pages 8, 9, 24, 25, 26 and 27 of the Silvercup Studios Associates Limited Partnership Agreement which empower the general partner to enter into this Agreement.

     C. The representations, warranties and covenants contained in Subparagraphs 20A and 20B shall survive the expiration or earlier termination of this Agreement.

21.  Indemnification.

     Each party to this Agreement hereby agrees to indemnify, defend and hold harmless the other party, its parent, subsidiaries, affiliates and partners and each of their respective officers, directors, agents, employees, successors and permitted assigns from and against any and all claims, causes of action, liabilities, damages and expenses, including reasonable attorneys' fees, arising by reason of, or in connection with, any of the following, whether or not any such claim is based on principals of contract law or tort or any other principal of law; (a) the breach, default or failure of a party to this

Agreement of any provisions of this Agreement, including, but not limited to the representations and warranties contained herein, or of any of such party's duties hereunder or at law; and (b) the acts or omissions of a party to this Agreement or of any of its servants, agents, employees or contractors, in connection with the performance of this Agreement. This indemnification provision shall survive the expiration of earlier termination of this Agreement.

22.  Subordination.

     A. This Agreement, and all rights of Q2 hereunder, are and shall be subject and subordinate in all respects to all present and future ground leases, and underlying leases and/or grants of term of the land and/or Building or the portion thereof in which the Q2 Programming Facilities and Q2 Office Space are or will be located in whole or in part now or hereafter existing ('Superior Leases') and to all mortgages and building loan agreements which may now or hereafter affect the land and/or the Building and/or any of such leases ('Superior Mortgages') whether or not the Superior Leases or Superior Mortgages shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under the Superior Mortgages and to all renewals, modifications, replacements and extensions of the Superior Leases and Superior Mortgages and spreaders, and consolidations of the Superior Mortgages. This Subparagraph 22A shall be self-operative and no further instrument of subordination shall be required.

     B. In confirmation of each subordination, Q2 shall promptly execute and deliver at its own cost, such instrument, in recordable form that Silvercup may reasonably require to evidence such subordination.

     C. Promptly upon execution of this Agreement, Silvercup agrees to use its best efforts in obtaining from each and every holder of a Superior Lease or Superior Mortgage a non-disturbance agreement which shall provide that Q2 shall not be divested or in any way affected by foreclosure or other default proceedings under such Superior Lease and/or Superior Mortgage so long as Q2 shall not be in default under the terms of this Agreement.

23.  Eminent Domain.

     If the whole of the Building or the Q2 Programming Facilities or Q2 Office Space, or so much thereof that the remainder will not be sufficient for the continued operation of Q2's business as contemplated hereunder, will be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, then, and in that event, the Term will cease and terminate, effective on the date on which the title will vest in the condemnor. Silvercup will have no claim for any portion of any License Fee or any payments due or which may become due under this Agreement by Q2. Q2 hereby waives the right to make a claim as licensee or otherwise in such condemnation proceedings, except its right to recover from the condemning authority such compensation as may be separately awarded or recovered by Q2 in Q2's own right on account of any damages to Q2's business by reason of the condemnation or loss which Q2 might be put in removing Q2's furniture, fixtures, equipment and other personal property.

24.  No Broker.

     Both Silvercup and Q2 represent to each other that no broker or finder brought about this Agreement and each party agrees to indemnify and hold the other harmless from claims made by any broker or finder claiming through such party.

25.  Quiet Enjoyment.

     Silvercup covenants that it has the right and authority to enter into this Agreement and that subject to covenants, easements and restrictions of record and any applicable zoning, building and other ordinances or requirements of the City of New York, Q2 may peaceably and quietly have, hold and enjoy the Q2 Programming Facilities and Q2 Office Space provided that Q2 perform and fulfills all the terms and conditions of this Agreement.

26.  Assignment.


     This Agreement is binding upon the parties and their respective successors and assigns. Neither party may assign or transfer this agreement or any rights or obligations hereunder without the prior written consent of the other party except Q2 may, without the prior written consent of Silvercup, permit the Q2 Programming Facilities and Q2 Office Space to be used and occupied by, or may assign this Agreement or any rights or obligations under this Agreement to a parent, subsidiary or affiliate of Q2 or its parent, provided that: a) Q2 will remain liable under this Agreement, b) the transferee, if any, will expressly assume Q2's obligations under this Agreement, and c) the facilities licensed hereunder will be used solely as provided for in this Agreement.

27.  Casualty Damage.

     A. If the Building or the Q2 Programming Facilities or Q2 Office Space and/or access thereto shall be partially or totally damaged or destroyed by fire or other casualty, then Silvercup shall, subject to its rights under this Paragraph 27, repair the damage and restore and rebuild the Building, the Q2 Programming Facilities or Q2 Office Space or access thereto at its expense as nearly as may be reasonably practical to its condition and character immediately prior to such damage or destruction, with reasonable diligence after notice to it of the damage or destruction.

     B. If the Q2 Programming Facilities or Q2 Office Space and/or access thereto shall be partially or totally damaged or destroyed by fire or other casualty not attributable to the fault, negligence or misuse thereof by Q2, its agents or employees the License Fee and other fees payable hereunder shall be abated to the extent that the Q2 Programming Facilities or Q2 Office Space shall have been rendered unusable from the date of such damage or destruction to the date that damage shall be substantially repaired or restored or rebuilt. Should Q2 reoccupy a portion of the Q2 Programming Facilities or Q2 Office Space during the period that the repair, restoration, or rebuilding is in progress and prior to the date that the same are made completely usable, fees allocable to such portion shall be payable by Q2 from the date of such use to the date the Q2 Programming Facilities or Q2 Office Space are made usable.

     C. Notwithstanding the foregoing to the contrary, in case of substantial damage or destruction of the Q2 Programming Facilities or Q2 Office Space, Q2 may terminate this Agreement by notice to Silvercup at least thirty (30) days prior to the effective date of such termination, if Silvercup fails to commence restoration work to the Q2 Programming Facilities or Q2 Office Space and access thereto, within ninety (90) days after the damage occurs, fails to substantially complete such work within one hundred eighty (180) days after commencing the same, or such additional time as may be reasonably necessary due to strikes, labor troubles, shortages of equipment or materials, government requirements or other causes beyond Silvercup's reasonable control. Such termination rights are cumulative.

     D. Notwithstanding the foregoing to the contrary, Silvercup may elect not to perform restoration work and instead terminate this Agreement by notifying Q2 in writing of such termination within ninety (90) days after the date of such damage, but Silvercup may so elect only if the Building shall be damaged by fire or other casualty or cause (whether or not the Q2 Programming Facilities and/or Q2 Office Space are affected) such that (a) repairs cannot reasonably be completed within one hundred eighty (180) days after being commenced without the payment of overtime or other premiums, (b) any Superior Lease and/or Superior Mortgage holder shall require that the insurance proceeds, or any portion thereof be used to retire the mortgage debt (or shall terminate the ground lease, as the case may be), (c) the damage is not fully covered by Silvercup's insurance policies, or (d) the proceeds of the insurance are inadequate to restore the Building and its systems to its condition prior to the casualty.

     E. No damages, compensation or claim shall be payable by Silvercup for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Q2 Programming Facilities and Q2 Office Space or of the Building pursuant to this Paragraph 27. Silvercup shall use its best efforts to effect such repair or restoration promptly and in such manner as not to unreasonably interfere with Q2's use and occupancy. Notwithstanding anything herein to the contrary, in the event that the Q2 Programming Facilities or Q2 Office Space shall be partially or totally damaged or destroyed by fire or other casualty, then Silvercup shall use its efforts to relocate the Q2 Programming Facilities and Q2 Office Space as the case may be, to other comparable portions of the Building.

     F. Silvercup will not carry insurance of any kind on Q2's personal property, and, except as provided by law or for its breach of any of its obligations hereunder, shall not be obligated to repair any damage thereto or replace the same unless not covered by insurance and caused by the negligence of Silvercup, its agents, contractors, or employees.

     G. Notwithstanding any of the foregoing provisions of this Paragraph 27, if Silvercup or the lessor of any Superior Lease or the holder of any Superior Mortgage shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Building by fire or other cause, by reason of some action or inaction on the part of Q2 or any of its employees, agents or contractors, then, without prejudice to any other remedies which may be available against Q2, the abatement of Q2's rents provided for in Subparagraph 27B shall not be effective to the extent of the uncollected insurance proceeds.

28.  Insurance.

A. Q2's Liability Insurance.

          (i) Q2 shall purchase and maintain such insurance as will protect it from claims set forth below which may arise out of or result from its operations under this Agreement, whether such operations be by itself or by any subcontractor or by anyone directly or indirectly employed by any of them, or by any one for whose acts, any of them may be liable:

                 (a) Claims under Workers' or Workmen's Compensation, Disability
                     Benefit and other similar employee benefit acts;

                 (b) Claims for damages for occupational bodily injury, sickness or disease, or death of Q2's employees;


                 (c) Claims for damages because of bodily injury, sickness or disease, or death of any person other than its employees;

                 (d) Claims for damages insured by professional broadcasters liability insurance which coverage shall include claims for libel, slander, defamation of character, invasion of privacy, infringement of copyright, unfair competition and which claims are sustained by any person as a result of an offense directly or indirectly related to the employment of such person by Q2;

                 (e) Claims for damages, because of injury to or destruction of tangible property of Q2 and others, including loss of use resulting therefrom; and

                 (f) Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle owned, by Q2, hired, non-owned.

          (ii) The insurance required by Sub-Paragraphs 28(A)(i)(a) and (b) shall be written for not less than any limits or liability specified by statute. The insurance required by Subparagraph A(i)(c) through (f), inclusive shall be written for not less than limits of twenty million dollars ($20,000,000) per occurrence/aggregate.

          (iii) The insurance required by this Paragraph shall include contractual liability insurance applicable to Q2's obligations under the indemnification provisions of this Agreement.

          (iv) The Certificates of Insurance acceptable to Silvercup shall be filed with Silvercup prior to commencment of the term. The Certificate shall contain the provision that coverage afforded under the policies will not be canceled until at least thirty (30) days prior written notice has been given to Silvercup.

     B. Q2's Property Insurance -- Q2 shall, during the Term, purchase and maintain property insurance on all scenery, costumes, electrical, lighting and sound equipment, furniture, furnishings, fixtures, improvements, appurtenances, lighting and musical material, inventory, and all other properties and material owned, rented, licensed or brought into the studio facilities of Silvercup by Q2, its subcontractors or others. Q2 acknowleges that Silvercup will not carry insurance on any such property and agrees that Silvercup will have no obligation to repair any damage thereto or to replace any of such property. Such insurance shall be for the full replacement value of such property. This insurance shall include the interest of Q2, its subcontractors, and Silvercup, if any, and shall insure against the perils of fire and extended coverage and shall include 'all risk' insurance for physical loss or damage including, but not limited to, without duplication of coverage, theft, vandalism and malicious mischief.


     C. Silvercup's Insurance -- Silvercup shall maintain during the Term comprehensive general liability insurance with combined single limits of not less than eleven million dollars ($11,000,000) for public liability, bodily injury, sickness, disease or death and for damage or injury to or destruction of property, including loss of use thereof, for any one occurrence. Silvercup shall also maintain during the Term primary, non-contributory insurance on the Building against so-called 'all risk' in an amount equal to the full insurable replacement value of the Building. Silvercup shall also maintain workers compensation and employer's liability insurance and such other coverages as required by law. Evidence of all such insurance coverage shall be provided to Q2 within seven (7) days of commencement date including a provision of notice of cancellation to Q2, Att: Ann Sardini, Chief Finanical Officer at the address set forth above with a copy to Q2 Inc., c/o QVC Network, Inc. 1365 Enterprise Drive, West Chester, PA 19380 Att: Neal Grabell, General Counsel.

     D. Q2 and Silvercup waive all rights against each other and their respective subcontractors, agents and employees each of the other for damages caused by fire or other perils to the extent covered by the insurance obtained pursuant to this Agreement or any other property insurance applicable to the personal property being insured herein.

     E. Q2, at its option, may purchase and maintain such insurance as will insure against loss of use or loss of profit due to fire or other hazards, however caused.

     F. On general liability policies of insurance, Silvercup and All Mobile Video Inc., shall be named as an addtional insured. On policies of property insurance required hereunder Silvercup and All Mobile Video, Inc. shall be named as an additional insured as respects any property owned by them.

29. Force Majeure.

     If Silvercup or Q2 is delayed at any time in the performance of its obligations hereunder by any act or neglect of the other party or its employees, contractors or agents or by labor disputes, fire, unusual delay in transportation, adverse weather conditions, unavoidable casualties or any cause beyond such parties' reasonable control, the time for its performance shall be equitably adjusted and such party shall use its best efforts to seek reasonable alternatives if this provision shall be relied upon.

30. Q2's Compliance with Laws, Etc.

     A. Q2, at its own cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, Federal, Municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law and all orders, rules and regulations of the New York Board of Fire Underwriters or the Insurance Service Office or any similar body which shall impose any violations, order or duty upon Silvercup or Q2 with respect to the Q2 Programming Facilities or Q2 Office Space as a result of Q2's use or manner of use thereof.

     B. Q2 shall not do or permit any act or thing to be done in or to the Q2 Programming Facilities or Q2 Office Space which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Silvercup.

     C. Q2 shall not keep anything in the Q2 Programming Facilities or Q2 Office Space, except as permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization and other authority having jurisdiction and then only in such manner and such quantity so as not to increase the rate of fire insurance applicable to the Building, nor use the Q2 Programmable Facilities and Q2 office space in a manner which will increase the insurance rates for the Builiding. If by reason of Q2's failure to comply, Silvercup shall receive an increase in its fire insurance or other insurance premiums, such increase will be paid to Silvercup by Q2.

31. Mechanic's Liens.

     If any mechanic's lien is filed against the Building for addtions, alterations or improvements made by Q2 or materials furnished to Q2 in connection therewith, the same shall be discharged by Q2 within 30 days thereafter, at Q2's expense, by filing the bond required by law or otherwise.

32. Silvercup's Exculpation.

     A. Neither Silvercup nor any agent or employee of Silvercup shall be liable to Q2, its employees, agents, contractors, licensees, parent or affiliated companies for any injury or damage to Q2 or to any other persons for any damage to, or loss (by theft, vandalism or otherwise) of, any property of Q2 and/or of any other person, irrespective of the cause (unless caused by the negligence of Silvercup, its agents or employees) of such injury, damage or loss, including without limitations that caused by water regardless of its source, from electrical interruptions and/or failure of the Fiber Optics or other utilities or communication media so that Q2 is unable to broadcast.

     B. Silvercup shall not be liable in any event for loss of or damage to, any property entrusted to any of Silvercup's employees or agents by Q2 without Silvercup's specific written consent.

     C. Silvercup shall not be liable for the security or physical safety of Q2, its employees, agents or visitors to the Building or land except that it shall provide security personnel as provided in this Agreement.

     D. In the event of a breach of this Agreement by Silvercup, Q2's damages shall not include consequential damages and/or loss of profit as a result of Silvercup's acts.

33. Q2's Licenses and Permits.

     Q2, at its own cost and expense, shall obtain all licenses and permits in connection with its use of the Q2 Programming Facilities and Q2 Office Space and broadcasting or transmissions via the Fiber Optics.

34. Q2's Right to Cure Default of Silvercup.


     In the event Silvercup shall be in default under the terms of any Superior Lease or Superior Mortgage, and the holder of such Superior Lease or Superior Mortgage shall institute a proceeding in which Q2 is made a party in order to abrogate or terminate this Agreement, Q2 shall have the right to cure such default, if it is monetary in nature by payment to the holder of such Superior Lease or Superior Mortgage and deduct such sum paid to cure the default from the next License Fee payments due hereunder.

35. Miscellaneous Provisions.

     A. This Agreement and the Exhibits hereto incorporate and supersede all prior negotiations, agreement and understandings, oral or written, contain all warranties and representations made by either party, and set forth the entire understanding of the parties with respect to the subject matter hereof, and will not be modified, waived or rescinded, in whole or in part, except in a writing executed by the parties.

     B. This Agreement will be construed in accordance with the laws of the State of New York.

     C. Should any part of this Agreement for any reason be declared invalid, void or unenforceable by a court or governmental agency of competent jurisdiction, such decision will not affect the validity of any remaining portion hereof and the balance of this Agreement will be enforced as if such invalid, void or unenforceable provision had not been included herein.

     D. No failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or of any breach or default is effective unless in writing and signed by the parties.

     E. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same instrument.

     F. The Exhibits and Schedule referred to herein and attached hereto are incorporated herein by this reference.

     G. The captions inserted in this Agreement are inserted only as a matter of convenience and for reference and in no way, define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

     H. Nothing contained in this Agreement shall be deemed or constructed to create a partnership or joint venture between the parties. Q2 shall not in any way be responsible for the debts, losses, obligations or duties of Silvercup regarding the Building, Q2 Programming Facilities, Q2 Office Space or otherwise.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SILVERCUP STUDIOS ASSOCIATES, LIMITED PARTNERSHIP

SILVERCUP STUDIOS, INC., GENERAL PARTNER

By: __________________________________

Title: ___________Secretary___________

Q2 INC.

By: __________________________________

Title: ______________CFO______________

AS TO PARAGRAPH 18 ONLY

______________________________________
     Martin B. Epstein, Escrowee

AS TO PARAGRAPH 20(xv) ONLY
Certified as true and correct

______________________________________
       Alan Suna, Individually